Exhibit 99.1

News Release

Enbridge Energy Partners Approves Alberta Clipper Pipeline Drop Down Acquisition and 3 Percent Initial 2015 Distribution Increase

HOUSTON — (December 23, 2014) - Enbridge Energy Partners L.P. (NYSE:EEP) (“EEP” or the “Partnership”) announced today that agreement has been reached on the terms of the drop down to the Partnership of the remaining 66.7 percent interest in the U.S. segment of the Alberta Clipper Pipeline from its general partner, Enbridge Energy Company, Inc., (“EECI”), a U.S. affiliate of Enbridge Inc. (NYSE: ENB) (“ENB”), previously announced on September 17, 2014. The drop down is expected to close on January 2, 2015, for aggregate consideration of $1 billion. The consideration will consist of approximately $694 million of a new class of limited partner interests of EEP designated as Class E units to be issued to EECI by EEP on the closing date and the repayment by EEP of approximately $306 million of indebtedness owed to EECI. The transaction will not require EEP to issue any equity in the public market.

In conjunction with the approval of this transaction, the Board of Directors has authorized an increase in the cash distribution payable February 13, 2015 from $0.555 per quarter to $0.57 per quarter, an increase of $0.015 per unit per quarter. On an annualized basis this raises the Partnership’s cash distribution to $2.28 per unit.

The transaction value of $1.0 billion corresponds to an approximate 10.7 times multiple of expected 2015 Alberta Clipper EBITDA. Alberta Clipper earns a stable cost of service return which is not subject to variations in throughput. EEP estimates that the drop down will be immediately accretive to distributable cash flow per unit by approximately 3 percent.

“The Alberta Clipper pipeline generates long-lived, highly certain cash flows and immediately enhances EEP’s distributable cash flow. In conjunction with the closing of this drop down transaction, our board of directors approved an approximate 3 percent initial 2015 distribution increase. This increase together with our anticipated regular annual distribution increase in mid-2015 should position the Partnership near the top of our annual distribution growth target of 2% to 5% for 2015,” said Mark A. Maki, president for the Partnership.

“In addition, as announced earlier this month, ENB is reviewing a potential restructuring plan that would involve the transfer of its directly held U.S. liquids pipeline assets to the Partnership. The potential drop down of Enbridge’s U.S. liquids pipelines systems would add substantial new sources of long-lived and growing cash flows to EEP’s already exceptional portfolio of liquids pipeline systems. The restructuring plan under consideration by Enbridge once again demonstrates the strategic alignment and support of our sponsor Enbridge, and its commitment to enhancing the value of EEP for all of our investors,” noted Maki.

The Class E units to be issued to EECI are entitled to the same distributions as the Class A common units held by the public and are convertible into Class A common units on a one-for-one basis at EECI’s option. However, the Class E units will not be entitled to distributions with respect to the quarter ended December 31, 2014. The Class E units are redeemable at EEP’s option after 30 years, if not converted by EECI prior to that time. The units have a liquidation preference equal to their notional value at December 23, 2014 of $38.31, which was determined based on the trailing five-day volume-weighted average price of EEP’s Class A common units. EECI’s economic interest in EEP will increase from approximately 34 percent to approximately 37 percent as a result of the transaction.

If after two years, the cumulative adjusted EBITDA of the Alberta Clipper Pipeline for fiscal years 2015 and 2016 is more than 5 percent below the EBITDA projections for those years, a number of Class E units representing $50 million of value will be canceled by the Partnership effective as of April 1, 2017 for no consideration.

The transaction was reviewed and recommended to the Board of Directors of Enbridge Energy Management, L.L.C., the delegate of EECI, by a special committee of independent directors. The special committee was advised by its own independent legal counsel and financial advisor.

The U.S. segment of the Alberta Clipper Pipeline is a 36-inch diameter, 325 mile long crude oil pipeline from the U.S. border near Neche, North Dakota to Superior, Wisconsin. The initial capacity of the line is 450,000 barrels per day (“bpd”) and was constructed under the terms of a joint funding agreement under which EECI funded two-thirds of the capital costs in return for a corresponding economic interest in the earnings and cash flow from the investment. The line is being expanded in two phases to a capacity of 800,000 bpd through the addition of increased pumping horsepower. The required expansion investments are subject to separate joint funding arrangements between EECI and EEP and are not included in the current drop down transaction.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and, through its interests in Midcoast Energy Partners, L.P. (“Midcoast Partners”), natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 17 percent of total U.S. oil imports. Midcoast Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.5 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

Forward Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target”, “will” and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) the Partnership’s ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to the Partnership’s tariff rates; and (7) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Except to the extent required by law, we assume no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2013 and its subsequently filed Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad, CFA	Terri Larson, APR

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: www.enbridgepartners.com

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